Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-185321

Pricing Term Sheet

Macy’s, Inc.

May 20, 2014

3.625% Senior Notes due 2024

Issuer:	Macy’s Retail Holdings, Inc.

Guarantor:	Macy’s, Inc.

Size:	$500,000,000

Maturity:	June 1, 2024

Coupon:	3.625%

Price to Public:	99.899% of face amount

Yield to Maturity:	3.637%

Spread to Benchmark Treasury:	112.5 basis points

Benchmark Treasury:	2.500% due May 15, 2024

Benchmark Treasury Price and Yield:	99-28+; 2.512%

Interest Payment Dates:	June 1 and December 1, commencing on December 1, 2014

Make-Whole Call:	Prior to March 1, 2024, treasury price + 20 basis points

Par Call:	At any time on or after March 1, 2024, at 100% of the principal amount of the senior notes to be redeemed

Trade Date:	May 20, 2014

Settlement Date:	May 23, 2014 (T+3)

CUSIP / ISIN:	55616X AL1/US55616XAL10

Denominations:	$2,000 x $1,000

Ratings (Moody’s / S&P / Fitch):	Baa2 stable / BBB+ stable / BBB stable

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman, Sachs & Co. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

Loop Capital Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

PNC Capital Markets LLC

Samuel A. Ramirez & Company, Inc.

Standard Chartered Bank

The Williams Capital Group, L.P.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, Standard and Poor’s and Fitch Ratings. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 800-221-1037, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.